Exhibit 4.1

                          As adopted on January 7, 2002



                             INNERSPACE CORPORATION



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                                    ARTICLE 1

                                     GENERAL

         1.1 ESTABLISHMENT, PURPOSE. This Plan establishes the Company's 2002 Stock Incentive Plan. This Plan has been designed to promote the Company's long-term growth and profitability by providing eligible persons with incentives to improve stockholder value, and thereby to attract, retain, and motivate the best available persons for positions of substantial responsibility.

         1.2 DEFINED TERMS. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in Appendix A hereto.

         1.3 TYPES OF AWARDS. Awards may be made in the form of:

                  Section 2.3 Options, which provide Participants with the long-term right to purchase Shares.

                  Section 2.4 Equity Units (aka SARs), which provide Participants with a right to receive the appreciation on Common Stock between the award date and the exercise date.

                  Section 2.6 Restricted Shares, which provide Participants with a short-term right to purchase or receive Shares, subject to certain restrictions.

                  Section 2.7 Deferred Shares, which provide Participants with the opportunity to defer compensation with respect to vested Awards.

                  Section 2.8  Other Stock-Based Awards.

                  Section 2.9 Non-Stock Awards, in the form of cash bonuses and credits to deferred compensation accounts.

         1.4 PERSONS ELIGIBLE FOR AWARDS.

                  1.4.1 General Rule. Directors, Officers, Employees, or Consultants are eligible for Awards, subject to the restrictions set forth in Section 2.7.1 hereto regarding the eligibility of Employees to make deferred compensation elections.

                  1.4.2 No Employment Rights. This Plan shall not confer upon any Participant any right to continue in an employment, service, or consulting relationship with the Company, nor shall it affect in any way a Participant's right or the Company's right to terminate his or her employment, service, or consulting relationship at any time, with or without Cause.

         1.5 ADMINISTRATION.

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                  1.5.1 General. This Plan shall be administered by the Board until the Board shall appoint the members of the Committee pursuant to
         Section 1.5.2 below; thereafter, it shall be administered by the Committee, but the Board may act in lieu of the Committee on any matter within the Committee's discretion or authority and may eliminate the Committee at any time in its discretion.

                  1.5.2 Committee Members. If created, the Committee shall consist of not less than two Directors. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. To the extent required for transactions under this Plan to qualify for the exemptions available under Rule 16b-3, all actions relating to Awards to persons subject to Section 16 of the Securities Act shall be taken by the Board unless each person who serves on the Committee is a "non-employee director" within the meaning of Rule 16b-3, or such actions are taken by a sub-committee of the Committee (or the Board) comprised solely of "non-employee directors." Furthermore, all actions relating to Awards to Named Executives shall be made by a sub-committee of the Committee (or the Board) comprised solely of "outside directors" within the meaning of Section 162(m) of the Code.

                  1.5.3 Powers of the Committee. Subject to the provisions of this Plan, the Committee shall have full authority and discretion to take any actions that it may deem necessary or advisable for the administration of this Plan, including (a) selecting individual recipients for Awards, making Awards, and documenting such Awards through Award Agreements, (b) determining the Fair Market Value of the Common Stock, (c) prescribing administrative forms to be used under this Plan, (d) construing and interpreting the terms of this Plan and any Award Agreements; (e) modifying Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs; and (f) requiring that stock certificates evidencing Shares issued pursuant to this Plan bear a legend setting forth applicable restrictions on transferability.

                  1.5.4 Committee Action. Actions of the Committee shall be taken by a vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

                  1.5.5 Committee Determinations Final. The determination of the Committee on all matters relating to this Plan or any Award Agreement shall be final, binding and conclusive.

                  1.5.6 No Liability of Committee Member. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award.

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         1.6 SHARES AVAILABLE FOR AWARDS. Subject to Section 1.7 hereof, the maximum number of shares of the Company's Common Stock which may be transferred pursuant to Awards granted under this Plan is four million (4,000,000) Shares. These Shares may be authorized but unissued Common Stock, authorized and issued Common Stock held in the Company's treasury, Common Stock acquired by the Company for the purposes of this Plan, or Common Stock held in a grantor trust established by the Company.

         1.7 ADJUSTMENTS FOR CHANGES IN CAPITALIZATION. Subject to any required action by the Company's stockholders, the number of Shares covered by each outstanding Award, the number of Shares available for Awards, the number of Shares that may be subject to Awards to any one Participant, and the price per Share covered by each such outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company other than the conversion of any convertible securities. Such adjustments shall be made by the Committee, whose determination in that respect shall be final. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. After any adjustment made pursuant to this Section 1.7, the number of Shares subject to each outstanding Award shall be rounded to the nearest whole number.

         1.8 NO LIMIT ON SHARES SUBJECT TO AWARD. Any Award made to a Participant during the term of this Plan may be granted with respect to a number of Shares up to the full number of Shares specified herein, provided, however, that no Awards may be made to any one Consultant in excess of three million (3,000,000) Shares during any calendar year.

                                    ARTICLE 2
                                     AWARDS

         2.1 AGREEMENTS EVIDENCING AWARDS. Each Award granted under this Plan (except an Award of unrestricted stock) shall be evidenced by a written Award Agreement, which shall contain such provisions as the Committee in its discretion deems necessary or desirable, including (a) a requirement that the Participant become party to a Stockholders Agreement in connection with being granted an Award and again as a condition for receiving Shares pursuant to an Award, (b) the Participant's acknowledgement that such Shares are acquired for investment purposes only, (c) a right of first refusal exercisable by the Company, (d) a call right exercisable by the Company, and (e) a provision allowing the Participant to designate a beneficiary to his or her interest in any Award and the Shares granted by the Award. By accepting an Award pursuant to this Plan, a Participant agrees that the Award shall be subject to all of the terms and provisions of this Plan and the applicable Award Agreement.


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         2.2 ACQUIRING STOCKHOLDER RIGHTS. A Participant shall not have any of the rights of a Company stockholder with respect to Shares subject to an Award until such person has: (a) if required by the Committee or by the applicable Award Agreement to which such Shares are subject, become party to any Stockholders Agreement reasonably required by the Committee pursuant to Section
2.1 hereto; and (b) been issued a stock certificate by the Company for such Shares.

         2.3 OPTION AWARDS. The Committee may grant Incentive Stock Options and Non-Incentive Stock Options to purchase Shares in such amounts and subject to such terms and conditions, as the Committee shall determine in its discretion, subject to the provisions of this Plan. ISOs may only be granted to a person who is an Employee on the date of grant.

                  2.3.1 ISO $100,000 Limitation. To the extent that the aggregate Fair Market Value of Shares (determined as of the grant date of the Option) with respect to which Options designated as ISOs are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as NQSOs. For this purpose, ISOs shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an ISO shall be determined as of the date of the Option's grant.

                  2.3.2 Term. Each Award Agreement shall set forth the periods during which the Options evidenced thereby shall be exercisable, as determined by the Committee in its discretion. No ISO (or an Equity Unit granted in connection with an ISO) shall be exercisable more than 10 years after the date of grant. The term of an ISO granted to an Employee who is a Ten Percent Holder on the grant date shall not exceed 5 years.

                  2.3.3 Exercise Price. Each Award Agreement with respect to an Option shall set forth the Option Exercise Price the Optionee must pay to exercise the Option. The Option Exercise Price per Share shall be determined by the Committee in its discretion, subject to the following special rules:

                           (a) General Option Rules. In no event shall the
                  Option Exercise Price be less than the par value of a Share.

                           (b) ISO Rules. If an ISO is granted to an Employee
                  who at the time of grant is a Ten Percent Holder, the per Share Option Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of grant. If an ISO is granted to any other Employee, the per Share Option Exercise Price shall be no less than 100% of the Fair Market Value per Share on the date of grant.


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                           (c) NQSO Rules. The per Share Option Exercise Price
                  shall be no less than (i) 110% of the Fair Market Value per Share on the date of grant if required by Applicable Laws for a grant to a person who is a Ten Percent Holder at the time of grant, and (ii) 85% of the Fair Market Value per Share on the date of grant, but only if required by Applicable Laws, for a grant to any other eligible person. In all other cases, the per Share Option Exercise Price shall be no less than 50% of the percentage of Fair Market Value per Share.

                           (d) Named Executives. The per Share Option Exercise
                  Price shall be no less than 100% of the Fair Market Value on the date of grant if (i) the Optionee is a Named Executive at the time of the grant of such Option, and (ii) the grant is intended to qualify as performance-based compensation under
                  Section 162(m) of the Code.

                  2.3.4 Exercise of Option. Subject to the provisions of this
         Article 2, the Committee shall determine the times, circumstances, and conditions under which an Option shall be exercisable, and shall specify this in the applicable Award Agreement. Once an Option becomes exercisable it shall remain exercisable until expiration, cancellation, or termination of the Award. An Option shall be exercised by the filing of a written notice with the Company, on such form and in such manner as the Committee shall prescribe. The number of Shares thereafter available under the Option and this Plan shall be decreased by the number of Shares as to which the Option is exercised.

                  2.3.5 Minimum Exercise Requirements. An Option must be exercised for a whole number of Shares. The Committee may require in an Award Agreement that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent an Optionee from exercising an Option with respect to the full number of Shares as to which the Option is then exercisable.

                  2.3.6 Methods of Payment upon Exercise. Payment of the Option Exercise Price and any applicable withholding taxes shall be accompanied by a properly executed exercise notice, together with such other documentation as the Committee shall require. Unless otherwise provided in an Award Agreement, the Company will accept payment of the Option Exercise Price by any of the following methods: (a) cash; (b) certified or official bank check (or the equivalent thereof acceptable to the Company); (c) delivery of a promissory note by the Optionee with such recourse, interest, security and redemption provisions as the Committee determines to be appropriate; (d) cancellation of Company indebtedness to the Participant exercising the Option; or (e) any combination of the foregoing methods of payment or, at the discretion of the Committee and to the extent permitted by law, by such other provision as the Committee may from time to time prescribe. In addition, the Committee may provide in an Award Agreement for the payment of the Option Exercise Price on a cashless basis, by stating in the exercise notice the number of Shares the Optionee elects to purchase pursuant to such exercise (in which case the Optionee shall receive a number of Shares equal to the number the Optionee would have received upon such exercise or cash less such number of Shares as shall then have a Fair Market Value in the aggregate equal to the Option Exercise Price due in respect of such exercise). The Committee may, in


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         its discretion and for any reason, refuse to accept a particular form of consideration (other than cash or a certified or official bank check) at the time of any Option exercise.

                  2.3.7 Delivery of Shares. Promptly after receiving payment of the full Option Exercise Price and any Consents that may be required pursuant to Section 4.7.2 hereto, the Committee shall deliver to the Optionee, a certificate or certificates for the Shares for which the Award has been exercised. If the method of payment employed upon the exercise of the Option so requires, and if Applicable Laws permit, an Optionee may direct the Company to deliver the certificate(s) to the Optionee's stockbroker.

                  2.3.8 Additional Options. The Committee may in its discretion include in any Award Agreement with respect to an Option (the "Original Option") a provision awarding an Additional Option to any Optionee who delivers Shares in partial or full payment of the Option Exercise Price of the Original Option. The Additional Option shall be for a number of Shares equal to the number of Shares so delivered, shall have an Option Exercise Price equal to the Fair Market Value of a Share on the date of exercise of the Original Option, and shall have an expiration date no later than the expiration date of the Original Option. In the event that an Award Agreement provides for the grant of an Additional Option, such Award Agreement shall also provide that the Option Exercise Price of the Original Option be no less than the Fair Market Value of a Share on its date of grant, and that any Shares that are delivered pursuant to Section 2.3.6(e) hereto in payment of such Option Exercise Price shall have been held for at least 6 months.

                  2.3.9 Reverse Vesting. The Committee may allow, at its discretion, for a Participant to exercise unvested Options in accordance with this Section 2.3, in which case the Shares issued pursuant to Section 2.3.7 hereto shall be Restricted Shares having the same vesting restrictions as the unvested Options. A Participant wishing to exercise unvested Options for Restricted Shares shall make a request to the Committee in writing specifying the number of unvested Options he or she wishes to exercise for Restricted Shares. The Committee will thereafter notify the Participant of its decision within 30 days.

                  2.3.10 Buyout Provisions. The Committee may at any time offer to buy out for a payment in cash or Shares an Option based on such terms and conditions as the Committee shall establish and communicate to the Optionee at the time that such offer is made.

         2.4 EQUITY UNITS.

                  2.4.1 Grants. The Committee may grant Equity Units to Participants, in such amounts and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the

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         provisions of this Plan. Equity Units may be granted in connection with
         Options or independently, but an Equity Unit granted in connection with an ISO only may be granted at the same time the ISO is granted.

                  2.4.2 Pricing Limits. The pricing restrictions applicable to Options under Section 2.3 hereto shall also apply to the exercise price of Equity Units granted under this Plan; provided that in the case of Equity Units not granted in connection with an Option, the exercise price for Equity Units may be any price (including no price) determined by the Committee.

                  2.4.3 Exercise of Equity Units. An Equity Unit related to an Option will be exercisable at such time or times, and to the extent, that the related Option is exercisable. An Equity Unit granted independent of any other Award will be exercisable pursuant to the terms of the Award Agreement granting the Equity Unit.

                  2.4.4 Effect on Available Shares. Upon the exercise of an Option in connection with which an Equity Unit has been granted, the number of Shares subject to the Equity Unit shall be correspondingly reduced by the number of Shares with respect to which the Option is exercised.

                  2.4.5 Calculation of Payment Amount. Unless the Committee otherwise provides, upon exercise of an Equity Unit and the attendant surrender of an exercisable portion of any related Award, the Participant will be entitled to receive payment of an amount equal to
         (a) the excess of the Fair Market Value of a Share on the date of exercise of the Equity Unit over (b) the exercise price of such right as set forth in the Award Agreement (or over the Option Exercise Price if the Equity Unit is granted in connection with an Option), multiplied by (c) the number of Shares with respect to which the Equity Unit is exercised.

                  2.4.6 Form and Terms of Payment. The Committee, in its discretion, will determine whether to pay the amount determined under
         Section 2.4.5 hereto solely in cash, solely in Shares (valued at Fair Market Value on the date of exercise of the Equity Unit), or partly in such Shares and partly in cash, subject to such other terms and conditions as the Committee may impose in the Award Agreement.

                  2.4.7 Limited Equity Units. The Committee may grant Equity Units exercisable only on or in respect of a Change of Control, or any other specified event. Such limited Equity Units may relate to or operate in tandem or combination with or substitution for Options, or other Equity Units or on a stand-alone basis, and may be payable in cash or Shares based on the spread between the exercise price of such right as set forth in the Award Agreement (or Option Exercise Price if the Equity Unit is granted in connection with an Option to which the Equity Unit relates) and a price based on or equal to the Fair Market Value of the Shares granted under such Option during a specified period, or a price related to consideration payable to stockholders generally in connection with the event.


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         2.5     TERMINATION OF DIRECTOR, EMPLOYMENT OR CONSULTANT RELATIONSHIP.

                  2.5.1 Committee Determinations. The Committee may in its discretion determine (a) whether any leave of absence (including a disability absence) constitutes a termination of Continuous Service, and (b) the impact, if any, of any such leave of absence on Awards theretofore made under this Plan. The Committee shall have the right to determine whether the termination of a Participant's service to the Company is a dismissal for Cause and the date of termination in such case, which date the Committee may retroactively deem to be the date of the action that is cause for dismissal.

                  2.5.2 Effect of Termination on Options and Equity Units. Except to the extent otherwise provided in the applicable Award Agreement, an Option or Equity Unit may be exercised at any time during a Participant's Continuous Service or within 90 days thereafter; provided that (a) if the Committee determines that the Participant's Continuous Service terminates due to Cause, the Participant's Option or Equity Unit shall lapse immediately and the Participant shall return to the Company any payments received under dividend equivalent rights pursuant to Section 2.11 hereto, extending back to the date the Committee determines that Cause existed; (b) if a Participant dies while an Option or Equity Unit remains exercisable, the Option or Equity Unit may be exercised at any time within 12 months following the Participant's death by the Participant's estate or by a person who acquired the right to exercise the Option or Equity Unit by bequest or inheritance, but only to the extent the Participant was entitled to exercise the Option or Equity Unit at the time of his or her death, and
         (c) no Option or Equity Unit shall be exercisable after expiration of its term or to an extent greater than the Participant was entitled to exercise it when the Participant's Continuous Service terminated.

                  2.5.3 Termination of Award. To the extent that the Participant is not entitled to exercise an Option or Equity Unit at the time of his or her termination of Continuous Service, or if the Participant does not exercise the Option or Equity Unit within the time specified in the applicable Award Agreement, the Award shall terminate in full and in the case of Options, no rights thereunder may be exercised, and in all other cases, no payment will be made with respect thereto.

         2.6 RESTRICTED STOCK AWARDS.

                  2.6.1 Awards. The Committee may award Restricted Shares to Participants, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of this Plan. The purchase price, if any, of Restricted Shares shall be determined by the Committee. A Participant shall have no rights with respect to a Restricted Stock Award unless the Participant accepts the Award within the time period the Committee specifies by executing the Award Agreement prescribed by the Committee


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         and, if applicable, pays the purchase price for the Restricted Shares by any method that is both listed in Section 2.3.6 and acceptable to the Company.

                  2.6.2 Issuance of Award. The Company shall issue in the Participant's name a certificate or certificates for the appropriate number of Shares upon the Participant's exercise of the Restricted Stock Award pursuant to the terms of the applicable Award Agreement and this Plan.

                  2.6.3 Plan and Regulatory Exceptions. Any certificate issued evidencing Restricted Shares shall remain in the Company's possession until those Shares are free of restrictions, except as otherwise determined by the Committee.

                  2.6.4 Deferral Elections. The Participant may elect in accordance with Section 2.7.1 hereto, with the Committee's consent, to exchange Restricted Shares for an equivalent Deferred Share Award under
         Section 2.7 hereto (or a deferred compensation provision under another Company plan), but subject to such vesting restrictions as the Committee may prescribe.

                  2.6.5 Forfeiture. During the 120 days following termination of the Participant's Continuous Service for any reason, the Company shall have the right to repurchase Shares to which restrictions on transferability apply, in exchange for which the Company shall repay to the Participant the lesser of the amount paid by the Participant for such Shares or the Fair Market Value of such Shares at the time of repurchase by the Company.

         2.7      DEFERRED SHARES.

                  2.7.1 Deferral Elections. The Committee may permit any Director, Consultant, or Employee to irrevocably elect to receive the credits described in Section 2.7.2 below in lieu of fees, salary, or other income from the Company that the Participant earns after the election; provided that Employees will only be permitted to make deferral elections if the Committee determines they are members of a select group of management or highly compensated employees (within the meaning of the Employee Retirement Income Security Act of 1974). Any election pursuant to this Section 2.7.1 shall be made before the Participant becomes legally entitled to the fees, salary, or other income being deferred; provided that (a) a deferral election with respect to Restricted Shares of previously Deferred Shares must be made more than 12 months before a Participant's Restricted Shares vest or Deferred Shares are scheduled to be distributed to a Participant pursuant to this Section 2.7; and provided further that (b) the Committee will honor an election made within 12 months of a scheduled vesting date (or distribution date for Deferred Shares) if the Participant consents in the election to irrevocably forfeit 5% of the Restricted or Deferred Shares to which the Participant would otherwise be entitled.


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                  2.7.2 Deferred Share Credits and Earnings. The Committee shall establish an internal Plan account for each Participant who makes an election under Section 2.7.1 hereto. At the end of each calendar year thereafter (or such more frequent periods as the Committee may direct or approve), the Committee shall credit the Participant's account with a number of Deferred Shares having a Fair Market Value on that date equal to the compensation deferred during the year, and any cash dividends paid during the year on Deferred Shares previously credited to the Participant's account. The Committee shall hold each Participant's Deferred Shares until distribution is required pursuant to Section 2.7.4 hereto.

                  2.7.3 Rights to Deferred Shares. Except as provided in Section
         2.6.4 hereto, a Participant shall at all times be 100% vested in his or her right to any Deferred Shares and any associated cash earnings. A Participant's right to Deferred Shares shall at all times constitute an unsecured promise of the Company to pay benefits as they come due.

                  2.7.4 Distributions of Deferred Shares and Earnings. The Committee shall distribute a Participant's Deferred Shares in five substantially equal annual installments in real Shares commencing as of the first day of the calendar year beginning after the Participant's Continuous Service terminates, provided that the Committee will honor a Participant's election of a different time and manner of distribution if the election is made on a form approved by the Committee pursuant to
         Section 2.6.4 hereto. Fractional shares shall not be distributed, and instead shall be paid out in cash.

                  2.7.5 Hardship Withdrawals. A Participant may apply to the Committee for an immediate distribution of all or a portion of his or her Deferred Shares on account of hardship. The hardship must result from a sudden and unexpected illness or accident of the Participant or dependent, casualty loss of property, or other similar conditions beyond the control of the Participant. School expenses or residence purchases, for example, will not be considered hardships. Distributions will not be made to the extent a hardship could be relieved through insurance or by liquidation of the Participant's nonessential assets. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant's financial hardship. The determination of whether a Participant has a qualifying hardship and the amount to be distributed, if any, shall be made by the Committee in its discretion. The Committee may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate.

         2.8 OTHER STOCK-BASED AWARDS. The Board may grant stock-based Awards other than those specified in Sections 2.3 (Options), 2.4 (Equity Units), 2.6 (Restricted Stock Awards), and 2.7 (Deferred Shares) hereto (including the grant of unrestricted shares), which the Committee may grant to Participants, and in such amounts and subject to such terms and conditions as the Committee shall determine, subject to the provisions of this Plan. Examples of types of Awards not specified in this Plan include Stock Unit Awards and Performance Share Awards.


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         2.9 NON-STOCK AWARDS. The Committee may grant Awards payable only in cash pursuant to the provisions hereof.

         2.10     NON-TRANSFERABILITY.

                  2.10.1 General. Except as set forth in Section 2.10.3 below, Awards may not be sold, pledged, assigned, hypothecated, transferred, or otherwise encumbered or disposed of other than by will or by the laws of descent or distribution, and except as specifically provided in this Plan or the applicable Award Agreement. Furthermore, unless the applicable Award Agreement provides otherwise, additional Shares or other property distributed to the Participant in respect of Awards, as dividends or otherwise, shall be subject to the same restrictions applicable to such Award. An Award may be exercised, during the lifetime of the Participant, only by such Participant or a transferee permitted by Section 2.10.3 below.

                  2.10.2 Special Rule for Beneficiaries. The designation of a beneficiary by a Participant will not constitute a transfer.

                  2.10.3   Limited Transferability Rights.

                            (a) Awards Other than ISOs. Unless otherwise
                  specifically authorized by the Committee, any Participant may transfer Awards (other than ISOs, except as permitted by Section 422 of the Code) either by gift to Immediate Family, or by instrument to an inter vivos or testamentary trust in which the Awards (other than ISOs, except as permitted by Section 422 of the Code) are to be passed, upon the death of the grantor, to beneficiaries who are Immediate Family (or otherwise approved by the Committee).

                           (b) ISOs. ISOs are transferable only by will or by
                  the laws of descent and distribution, and during the Participant's lifetime, may only be exercised by the Participant.

         2.11 GRANT OF DIVIDEND EQUIVALENT RIGHTS. The Committee may award dividend equivalent rights entitling the Participant to receive amounts equal to the ordinary dividends that would be paid on Shares subject to an unexercised Award as if such Shares were then outstanding. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in Shares, or in another form, whether they shall be conditioned upon the exercise of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

                                    ARTICLE 3
                                      TAXES

         3.1      TAX WITHHOLDING.

                  3.1.1 General. As a condition of the transfer of Shares pursuant to this Plan, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local, or foreign withholding tax obligations that may arise in connection with an Award or the issuance of Shares. The Company shall not be required to issue any Shares until such obligations are satisfied. If the Committee allows the withholding or surrender of Shares to satisfy a Participant's tax withholding obligations, the Committee need not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates, including payroll taxes.

                  3.1.2 Default Rule. An Employee, in the absence of any other arrangement, shall be deemed to have directed the Company to withhold or collect from his or her compensation an amount sufficient to satisfy such tax withholding obligations from the next payroll payment otherwise payable after the date of the exercise of an Award.

                  3.1.3 Cashless Withholding. If permitted by the Committee, a Participant may satisfy his or her minimum statutory tax withholding obligations by surrendering to the Company Shares (which may be Shares already owned or subject to the Award) that have a Fair Market Value equal to the amount required to be withheld.

         3.2 REQUIREMENT OF NOTIFICATION OF ELECTION UNDER SECTION 83(B) OF THE CODE. A Participant who elects under Section 83(b) of the Code to include in gross income unvested Awards in the year of transfer shall notify the Company of such election within 10 days of filing that election with the Internal Revenue Service.

         3.3 REQUIREMENT OF NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER
SECTION 421(B) OF THE CODE. If a Participant disposes of Shares issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within 10 days.


                                    ARTICLE 4
                                  MISCELLANEOUS

         4.1      AMENDMENT AND TERMINATION OF PLAN; MODIFICATION OF AWARDS.

                  4.1.1 Amendments to Plan. The Board may at any time amend, alter, suspend, or discontinue this Plan, but no amendment, alteration, suspension or discontinuation (other than an adjustment pursuant to Section 1.7 hereto) shall be made that would materially and adversely affect the rights of any Participant under any outstanding Award, without his or her written consent.

                  4.1.2 Stockholder Approval. Stockholder approval of any amendment shall be obtained to the extent necessary to comply with (a)
         Section 422 of the Code relating to ISOs unless the Board decides that continued qualification under Section 422 of the Code is not desired, or (b) other Applicable Laws or regulations.

                  4.1.3 Modification of Awards. The Committee may modify an Award, accelerate the rate at which an Award may be exercised, extend or renew outstanding Shares under an Award, or cancel outstanding Shares under an Award and substitute new Shares for them. Without the written consent of the Participant, no such change shall materially reduce the Participant's rights or materially increase the Participant's obligations as determined by the Committee.

         4.2 ADJUSTMENTS UPON CORPORATE DISSOLUTION, MERGER AND OTHER SPECIAL TRANSACTIONS.

                  4.2.1    Change of Control.

                           (a) General Rule. In the event of a Change of Control
                  and unless otherwise provided in the applicable Award Agreement, any Awards that are Options or Equity Units shall accelerate and become immediately exercisable, all other Awards shall become fully vested and the Shares underlying the Awards shall be distributed to the Participant immediately before consummation of the Change of Control, unless more than 90 days beforehand the Participant has executed and delivered to the Committee an election pursuant to Section 2.6.4 hereto, directing that his or her Shares be distributed in installments over a period longer than 10 years and not commencing more than 2 years after the Change of Control, in which case the Committee shall make distributions in accordance with the Participant's election). In each case covered by the preceding sentence, any repurchase right of the Company applicable to any Shares shall lapse on consummation of the Change of Control. To the extent that an Option or Equity Unit is not exercised prior to consummation of a Change of Control in which the Award is not being assumed or substituted, the Award shall terminate upon such consummation.

                           (b) Special Rule for Termination of Employees. In the
                  event a Participant who holds a Transferred Award is Involuntarily Terminated in connection with, or within 12 months following consummation of, a Change of Control, then any Transferred Award held by the terminated Participant at the time of termination shall accelerate and become exercisable, and any repurchase right of the Company applicable to any Shares shall lapse. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant's termination.

                  4.2.2 Golden Parachute Limitation. In the event that the vesting, acceleration or lapse of a repurchase right provided for in
         Section 4.2.1 hereto (a) constitutes a "parachute payment" within the meaning of Section 280G of the Code, and (b) as a result of Section
         4.2.1 hereto would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then the Company shall make any gross-up payments that is necessary to hold the Participant harmless from the excise taxes payable under
         Section 4999 of the Code; provided that this Section 4.2.2 shall be null and void with respect to a particular Participant to the extent necessary or appropriate pursuant to any agreement entered into between the Company (including any Affiliate) and the Participant. Any determination required under this Section shall be made in writing by the Company's independent accountants, whose determination shall be conclusive and binding for all purposes on the Company and any affected Participant.

         4.3      NATURE OF PAYMENTS.

                  4.3.1 Consideration. Issuances of Shares and cash payments pursuant to this Plan are in consideration of past services for the Company and the payment of exercise prices.

                  4.3.2 Awards Separate from Salary. Awards a Participant receives under this Plan shall be in addition to salary and other compensation payable to the Participant, but shall not be taken into account for determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance, or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

         4.4 NON-UNIFORM DETERMINATIONS. The Committee's determinations under this Plan need not be uniform. The Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive awards under this Plan, (b) the terms and provisions of awards under this Plan, and (c) the treatment of leaves of absence pursuant to Section 2.5.1 hereto.

         4.5      EFFECTIVE DATE AND TERM OF PLAN.

                  4.5.1 Adoption. Subject to Section 4.8 hereto, this Plan became effective on the Effective Date.

                  4.5.2 Termination. Unless sooner terminated by the Board, ISOs may not be granted under this Plan after the 10th anniversary of the Effective Date.

         4.6 SUBSTITUTION OF OPTIONS. Notwithstanding any inconsistent provisions or limits under this Plan, in the event the Company acquires (whether by purchase, merger, or otherwise) all or substantially all of the outstanding capital stock or assets of another corporation, or in the event of any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Section, substitute Options under this Plan for options issued under a plan of the acquired company, provided (a) the excess of the aggregate Fair Market Value of the shares subject to an Option immediately after the substitution over the aggregate exercise price of such Shares is not more than the similar excess immediately before such substitution and (b) the new option does not give persons additional benefits, including a longer exercise period.

         4.7      CONDITIONS INCIDENT TO ISSUANCE OF SHARES.

                  4.7.1 Representations and Warranties. As a condition to the exercise of an Award, the Committee may require the person exercising the Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

                  4.7.2 Consents. If the Committee shall at any time determine that any Consent is necessary or desirable as a condition of, or in connection with, the granting of any Award under this Plan, the issuance or purchase of Shares or other rights hereunder, or the taking of any other action hereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken until the Consent has been done or obtained to the full satisfaction of the Committee.

                  4.7.3 No Obligation to Issue Shares. The Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under this Plan unless such issuance or delivery would comply with Applicable Laws, with such compliance determined by the Committee in consultation with the Company's legal counsel.

         4.8 STOCKHOLDER APPROVAL. The Board shall seek stockholder approval of this Plan and any ISOs issued under it within 12 months before or after the Effective Date. If stockholder approval is not obtained, the Plan and any Awards shall remain in full force and effect, subject to (I) the treatment of any ISOs as NQSOs, and (II) the granting of no further ISOs.

         4.9 INFORMATION AND DOCUMENTS TO OPTIONEES AND PURCHASERS. If required by Applicable Laws, the Company shall provide financial statements no less than annually to each Participant who has an Award or holds Shares acquired pursuant to this Plan.

         4.10 SECTION HEADINGS. Section headings do not define or limit the contents of the sections.

         4.11 GOVERNING LAW AND LITIGATION EXPENSES. This Plan shall be interpreted, administered and otherwise subject to the laws of the State of Georgia (disregarding choice-of-law provisions). The Company shall reimburse a Participant for reasonable legal fees and expenses that the Participant incurs in order to enforce or defend his or her rights under this Plan, but only if the Participant receives a judgment or settlement substantially in the Participant's favor. Reimbursements that are due under this Section 4.11 shall be paid promptly.

         4.12 SEVERABILITY. Every provision of this Plan is intended to be severable. Any illegal or invalid term shall not affect the validity or legality of the remaining terms of this Plan.

                             INNERSPACE CORPORATION
                            2002 STOCK INCENTIVE PLAN

                                  ------------
                             APPENDIX A: DEFINITIONS
                                  ------------

         "ADDITIONAL OPTION" means an Option issued by the Company in exchange for Shares delivered by an Optionee as full or partial payment of the Option Exercise Price of an Original Option pursuant to Section 2.3.8 of this Plan.

         "AFFILIATE" means an entity other than a Subsidiary which, together with the Company, is under common control of a third person or entity.

         "APPLICABLE LAWS" means the legal or Stock Exchange requirements governing the Plan and Awards, including Section 422 of the Code.

         "AWARD" means any award made pursuant to Section 2 of this Plan, including Options, Equity Units, Restricted Shares, and Deferred Shares, other stock-based Awards, and non-stock Awards.

         "AWARD AGREEMENT" means any written document setting forth the terms and conditions of an Award, as prescribed by the Committee.

         "BENEFICIAL OWNER" has the meaning set forth in Rule 13d-3 under the Securities Act.

         "BOARD" means the Board of Directors of the Company.

         "CAUSE" means a Participant's termination by the Company (or resignation in lieu thereof) when "Cause" to terminate exists. "Cause" shall have the meaning explicitly set forth in any then-effective written employment or consulting agreement between the Participant and the Company. In all other cases, "Cause" includes, but it is not limited to: (i) the Participant's commission of a willful act of fraud or dishonesty, the purpose or effect of which materially and adversely affects the Company; (ii) the Participant's conviction of a felony or any violation of any federal or state securities law (whether by plea of nolo contendere or otherwise) or the Participant's being enjoined from violating any federal or state securities law or being determined to have violated any such law; (iii) the Participant's engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of the Company; (iv) the Participant's repeated and intemperate use of alcohol or illegal drugs after written notice from the Board or the Committee that such use, if continued, would result in the termination of the Participant's employment or consulting relationship with the Company; (v) the Participant's material breach of any of its obligations to the Company (other than by reason of physical or mental illness, injury, or condition) that is or could reasonably be expected to result in material harm to the Company; (vi) the Participant's failure or refusal to perform any material duty or responsibility under any written employment or consulting agreement with the Company (other than by reason of physical or mental illness, injury, or condition); or (vii) the Participant's breach any covenant to the Company relating to noncompetition, nonsolicitation, nondisclosure of proprietary information or surrender of records, inventions or patents. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Board or the Committee and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company's ability to terminate a Participant's employment or consulting relationship at any time, and, for the purposes of this definition, the term "Company" includes any Subsidiary, parent, Affiliate, or successor thereto, if appropriate.

         "CHANGE OF CONTROL" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A under the Exchange Act, whether or not the Company is subject to the Exchange Act at such time, including any of the following events:

                  (i) Acquisition of Controlling Interest. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of or equity interest in the Company in connection with a merger or otherwise. In applying the preceding sentence, (i) securities acquired directly from the Company or its Parent, Subsidiaries, or Affiliates by or for the Person shall not be taken into account, and (ii) an agreement to vote securities shall be disregarded unless the Plan Administrator reasonably determines that its ultimate purpose is to cause what otherwise would be a Change in Control or to replace one or more Directors or members of senior management (other than pursuant to a recommendation adopted by an at least two-thirds vote of the Company's board of directors).

                  (ii) Change in Board Control. Individuals who constituted the Board when this Plan was adopted (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board. A new Director shall be considered an "approved replacement" Director if his or her election (or nomination for election) was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors when this Plan was adopted or were themselves approved replacement Directors, but in either case excluding any Director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board.

                  (iii) Merger Approved. The stockholders of the Company approve a merger or consolidation of the Company with any other corporation or entity or any other form of business combination pursuant to which the outstanding stock of the Company is exchanged for cash, securities or other property paid, issued or caused to be issued by the surviving or acquiring corporation or entity unless the stockholders immediately before the merger or consolidation would continue to own equity securities that represent (either by remaining outstanding or by being converted into equity securities of the surviving entity) at least a majority of the combined voting power of or equity interest in the Company or such surviving or acquiring entity corporation immediately after such merger or consolidation. If such a merger or consolidation is canceled, it shall cease to be a Change of Control with as much retroactive effect as the Plan Administrator determines to be practicable.

                  (iv) Sale of Assets. The stockholders of the Company approve an agreement for the sale, transfer or lease by the Company of all, or substantially all, of the Company's assets. If such a sale or disposition is canceled, it shall cease to be a Change of Control with as much retroactive effect as the Plan Administrator determines to be practicable.

                  (v) Liquidation or Dissolution. The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company. If such a liquidation or dissolution is canceled, it shall cease to be a Change of Control with as much retroactive effect as the Plan Administrator determines to be practicable.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMITTEE" means one or more committees or subcommittees of the Board appointed to administer this Plan in accordance with Section 1.5 of this Plan, or the Board itself, when it is acting in place of the Committee.

         "COMMON STOCK" means the Company's common stock.

         "COMPANY" means InnerSpace Corporation

         "CONSENT" with respect to any Plan Action means (i) any listings, registrations, or qualifications on any Stock Exchange or under any federal, state or local law, rule, or regulation, (ii) any written agreements and representations by the Participant with respect to the disposition of Shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration, or qualification or to obtain an exemption from the requirement that any such listing, qualification, or registration be made, and (iii) any consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

         "CONSULTANT" means any person, including an advisor, who is compensated by the Company or any Parent, Subsidiary, or Affiliate for consulting services.

         "CONTINUOUS SERVICE" means uninterrupted service as a Director, Employee or Consultant. Continuous Service shall not be considered interrupted (unless an Award Agreement otherwise specifies) in the case of: (i) any approved or legally-mandated leave of absence, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to

Company policy; (ii) changes in status from Director, Employee, or Consultant to any other aforementioned position with the Company (including changes to advisory or emeritus status); or (iii) in the case of transfers between locations of the Company or between the Company, its Parents, Subsidiaries, Affiliates, or their respective successors.

         "DEFERRED SHARES" means shares of Common Stock credited under Section
2.7.2 of this Plan.

         "DIRECTOR" means a member of the Board, as well as a member of the board of directors of a Parent, Subsidiary, or Affiliate.

         "EFFECTIVE DATE" means the date on which the Board approves the Plan (i.e. January 7, 2002).

         "EMPLOYEE" means any person employed by the Company or any Parent, Subsidiary, or Affiliate, as determined by the Committee. An outside Director is not an Employee.

         "EQUITY UNIT" means the right to receive appreciation in value of Common Stock pursuant to Section 2.4 of this Plan.

         "EXPIRATION DATE" means the date on which an Award expires pursuant to the Award Agreement.

         "FAIR MARKET VALUE" means the fair market value of the Common Stock, as determined by the Committee in good faith on such basis as it deems appropriate and applied consistently with respect to the Participants. Whenever possible, the determination of Fair Market Value shall be based upon the closing price for the Shares as reported on Nasdaq or in the Wall Street Journal for the applicable date.

         "IMMEDIATE FAMILY" means any natural or adopted child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.

         "INCENTIVE STOCK OPTION" means an Option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code, and which is so designated in the applicable Award Agreement. Any Option that is not specifically designated as an ISO shall not be an ISO. Any Option that is not an ISO is referred to herein as a "NQSO."

         "INVOLUNTARILY TERMINATED" means that a Participant's Continuous Service terminated under the following circumstances: (i) termination without Cause by the Company or a Subsidiary, Parent, Affiliate, or successor thereto, as appropriate; or (ii) voluntary termination by the Participant within 60 days following (A) a material reduction in the Participant's job responsibilities

(however, a mere change in title alone or reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control shall not constitute a material reduction in job responsibilities), (B) relocation by the Company or a Subsidiary, Parent, Affiliate, or successor thereto, as appropriate, of the Participant's work site to a facility or location more than 50 miles from the Participant's principal work site for the Company at the time of the Change of Control, or (C) a reduction in Participant's then-current total compensation by at least 10%, other than as a result of an across-the-board reduction in the compensation of all other Employees, Directors, or Consultants in positions similar to the Participant's position by the same percentage amount.

         "ISO" means Incentive Stock Option.

         "MANAGEMENT ACTION" means any event, circumstance, or transaction occurring during the 6-month period following a Potential Change of Control that results from the action of a Management Group.

         "MANAGEMENT GROUP" means any entity or group that includes, is affiliated with, or is wholly or partly controlled by one or more executive officers of the Company in office before a Potential Change of Control.

         "NAMED EXECUTIVE" means any individual who, on the last day of the Company's fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four most highly compensated officers of the Company (other than the chief executive officer), as determined under the Securities Act's executive compensation disclosure rules.

         "NON-QUALIFIED STOCK OPTION" means an Option not intended to qualify as an ISO, as designated in the applicable Award Agreement.

         "NQSO" means Non-Qualified Stock Option.

         "OPTION" means a stock option granted pursuant to Section 2.3 of this Plan.

         "OPTIONEE" means a Participant who receives an Option.

         "OPTION EXERCISE PRICE" means the price for the Shares to be issued by the Company upon an exercise of an Option by an Optionee.

         "ORIGINAL OPTION" has the meaning given to such term in Section 2.3.8 of this Plan.

         "PARENT" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.

         "PARTICIPANT" means any holder of one or more Awards, or the Shares issuable or issued upon exercise of such Awards, under this Plan.

         "PERFORMANCE SHARE AWARD" means an Award granting a right to receive Shares contingent on the achievement of performance or other objectives during a specified period.

         "PERSON" has the meaning given in Section 3(a)(9) of the Securities Act, as modified and used in Section 13(d) of that Act, and shall include a "group," as defined in Rule 13d-5 promulgated thereunder. However, a person shall not include: (i) the Company or any of its Subsidiaries; (ii) a trustee or other fiduciary holding securities under this Plan or the employee benefit plan of any of the Company's Subsidiairies; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

         "PLAN" means this InnerSpace Corporation 2002 Stock Incentive Plan.

         "PLAN ACTION" has the meaning given to such term in Section 4.7.2 of this Plan.

         "POTENTIAL CHANGE OF CONTROL" means any of the following has occurred during the term of this Plan and all Awards issued under this Plan, excluding any event that is Management Action:

                  (i) Agreement Signed. The Company enters into an agreement that will result in a Change of Control.

                  (ii) Notice of Intent to Seek Change of Control. The Company or any Person publicly announces an intention to take or to consider taking actions that will result in a Change of Control.

                  (iii) Board Declaration. With respect to this Plan, the Board adopts a resolution declaring that a Potential Change of Control has occurred.

         "RESTRICTED SHARES" means Shares subject to restrictions imposed pursuant to Section 2.6 of this Plan.

         "RESTRICTED STOCK AWARD" means an Award granted pursuant to Section 2.6 of this Plan.

         "RULE 16B-3" means Rule 16b-3 promulgated under the Securities Act, as amended from time to time, or any successor provision.

         "SECURITIES ACT" means the Securities Exchange Act of 1934, as amended.

         "SHARE" means a share of Common Stock.

         "STOCK EXCHANGE" means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

         "STOCKHOLDERS AGREEMENT" means any stockholders agreement adopted by the Company.

         "STOCK UNIT AWARD" means an Award granting the right to receive Shares in the future.

         "SUBSIDIARY" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

         "SUCCESSOR CORPORATION" means the corporation resulting after a Change of Control.

         "TEN PERCENT HOLDER" means a Person who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary (as such ownership may be determined for purposes of Section 422(b)(6) of the Code).

         "TRANSFERRED AWARD" means an Award assumed or substituted for another award by a Successor Corporation pursuant to Section 4.2 of this Plan.